Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Capstone Therapeutics Corp. (formerly OrthoLogic Corp.) of our report dated October 30, 2017 relating to the consolidated financial statements of Capstone Therapeutics Corp. included in this Amended Annual Report (Form 10-K/A) for the year ended December 31, 2016:

(1)	Registration Statement (Form S-8 No. 333-134980) pertaining to OrthoLogic Corp.’s 2005 Equity Incentive Plan
(2)	Registration Statement (Form S-8 No. 333-159238) pertaining to OrthoLogic Corp.’s 2005 Equity Incentive Plan
(3)	Registration Statement (Form S-8 No. 333-196828) pertaining to Capstone Therapeutics Corp.’s 2005 Equity Incentive Plan
(4)	Registration Statement (Form S-8 No. 333-205160) pertaining to Capstone Therapeutics Corp.’s 2015 Equity Incentive Plan

Denver, Colorado
October 30, 2017

/s/ Eide Bailly, LLP